Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Marker Therapeutics, Inc., on Form S-3 File No. 333-215258, No. 333-220538, No. 333-228059 and No. 333-232122 and on Form S-8 File No. 333-223900, No. 333-228056 and 333-239136 of our report dated March 9, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Marker Therapeutics, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Marker Therapeutics, Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 9, 2021